Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CLEAR CHANNEL COMMUNICATIONS, INC. ANNOUNCES SUCCESSFUL

CLOSING OF ITS PREVIOUSLY ANNOUNCED OFFER TO EXTEND EXISTING

TERM LOANS

San Antonio, May 31, 2013. Clear Channel Communications, Inc. (“CCU”) announced today the closing of its previously announced offer to amend CCU’s cash flow credit facility pursuant to which Term Loan B lenders and/or Term Loan C lenders agree to extend the maturity of a portion of their loans due 2016 through the creation of a new $5.0 billion Term Loan D facility due January 30, 2019. Approximately $6.7 billion in aggregate principal amount of term loans was submitted for extension in the offer and, accordingly, the amount of each lender’s term loans that was accepted for extension was reduced by a proration factor of approximately 74.6808%. Upon the closing of the offer, CCU’s cash flow credit facility consisted of an approximately $3.0 billion Term Loan B facility which matures on January 30, 2016, an approximately $198.2 million Term Loan C facility which matures on January 30, 2016 and a $5.0 billion Term Loan D facility which matures on January 30, 2019. Concurrently with the closing of the offer, CCU entered into an amendment to the agreement governing its cash flow credit facility, which permits CCU to make AHYDO catch-up payments beginning in May 2018 with respect to the new Term Loan D facility and any notes issued in connection with CCU’s previously announced exchange offer with respect to its outstanding 10.75% Senior Cash Pay Notes due 2016 and 11.00%/11.75% Senior Toggle Notes due 2016.

The new Term Loan D facility has the same security and guarantee package as the outstanding Term Loans B and C and borrowings under the new Term Loan D facility bear interest at a rate equal to, at CCU’s option, adjusted LIBOR plus 6.75% or a base rate plus 5.75%.

About Clear Channel Communications

Clear Channel Communications, Inc. is one of the leading global media and entertainment companies specializing in radio, digital, outdoor, mobile, live events and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers.

Contact

For further information, please contact:

Media

Wendy Goldberg

Executive Vice President – Communications

(212) 549-0965

Investors

Gregory Lundberg

Senior Vice President – Investor Relations

(212) 549-1717